Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
(858) 207 – 5859

BIOMED REALTY TRUST APPOINTS FORMER AMYLIN PRESIDENT AND CHIEF

EXECUTIVE OFFICER TO ITS BOARD OF DIRECTORS

SAN DIEGO, Calif. – January 4, 2013 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced the appointment of Daniel M. Bradbury to its board of directors, increasing the board to eight members.

“We are pleased to welcome Dan to our board,” said Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty. “Dan brings his extensive knowledge of the life science industry, as well as proven experience as a successful and dynamic leader, which we believe will contribute significantly to the continued sound execution of our business model. His deep understanding of our tenants’ needs will enable us to continue to provide leading-edge life science companies with the real estate necessary to advance their groundbreaking innovation and discoveries. Dan is joining a strong board group, which collectively possesses the breadth of skills in life science, real estate, finance and corporate governance to provide sound advice and guidance to BioMed Realty as we fulfill the unique needs of life science organizations and create value for our stockholders.”

Mr. Bradbury is the Managing Member of BioBrit, LLC, a life sciences consulting and investment firm. He served as Chief Executive Officer of Amylin Pharmaceuticals, Inc., from March 2007 until its acquisition by Bristol-Myers Squibb Company in August 2012. Mr. Bradbury served as Amylin’s President from June 2006 until March 2007, as Chief Operating Officer from June 2003 until June 2006, as Executive Vice President from June 2000 until June 2003, and other positions in corporate development and marketing from 1994 until 2000. In addition, Mr. Bradbury was a member of the board of directors of Amylin from June 2006 until August 2012. Prior to joining Amylin, Mr. Bradbury spent ten years at SmithKline Beecham Pharmaceuticals, holding a number of sales and marketing positions.

Mr. Bradbury is currently a member of the boards of directors of Illumina, Inc., Geron Corporation, Corcept Therapeutics Inc. and Castle Biosciences, Inc. and the board of trustees for the Keck Graduate Institute of the Claremont Colleges. Mr. Bradbury also serves on the Advisory Council of the University of California San Diego’s Rady School of Management, the RAND Health Board of Advisors, and the University of Miami’s Innovation Corporate Advisory Council. He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education in the United Kingdom.

About BioMed Realty Trust

BioMed Realty delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 13.1 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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